UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2023

CarGurus, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38233	04-3843478
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Canal Park, 4thFloor
Cambridge, Massachusetts 02141
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 354-0068

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	CARG	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2023, the Board of Directors (the “Board”) of CarGurus, Inc. (the “Company”) increased the size of the Board from six to seven directors and filled the newly created vacancy on the Board by appointing Manik Gupta to the Board as a Class III director, effective immediately. The terms of Class III directors expire at the Company’s annual meeting of stockholders to be held in 2026 or upon the election and qualification of successor directors. Mr. Gupta was also appointed to serve as a member of the Audit Committee of the Board (the “Audit Committee”). The Board has determined that Mr. Gupta is an independent director and eligible to serve on the Audit Committee in accordance with applicable rules of the U.S. Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market.

Mr. Gupta, 46, has served as Corporate Vice President, Microsoft Teams at Microsoft Corporation, a technology corporation, since November 2022 and served as Corporate Vice President, Microsoft Teams, Consumer Communications and Communities at Microsoft from August 2021 to November 2022. In addition, since January 2020 Mr. Gupta has served as an advisor and investor to startups based in the U.S. and India. Mr. Gupta served as the Chief Product Officer at Uber Technologies, Inc., a transportation marketplace technology company, from November 2018 to December 2019. From March 2018 to November 2018 Mr. Gupta served as Vice President, Product Management, Maps and Marketplace at Uber and from September 2017 to March 2018 he served as Senior Director, Product, Maps and Marketplace at Uber. Mr. Gupta joined Uber in November 2015 as Director, Product Management, Maps. From December 2014 to November 2015 Mr. Gupta served as Director, Product Management, Google Maps at Google Inc., a technology company. From June 2008 to December 2014 Mr. Gupta served in a variety of product leadership roles within Google Maps across Asia and the U.S. Mr. Gupta was a Project Manager and Solutions Architect at Hewlett Packard, a multinational enterprise information technology company, from June 2003 to April 2007. Mr. Gupta co-founded BuyItTogether.com, an e-commerce startup, where he served as the founding head of engineering and product and held various technical leadership roles from June 1999 to April 2003. Mr. Gupta previously served on the board of directors of Gores Technology Partners, Inc., a capital market company, from February 2021 to December 2022, where he also served on the audit committee. Mr. Gupta holds an MBA, Analytical Finance and Strategic Marketing, from the Indian School of Business, Hyderabad, India and a Bachelor of Applied Science in Computer Engineering from the Nanyang Technological University, Singapore.

Mr. Gupta will be compensated in accordance with the Company’s non-employee director compensation program, which is described in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 26, 2023. Pursuant to this compensation program, Mr. Gupta will receive an annual cash retainer of $40,000 for his service on the Board and $10,000 for his service as a member of the Audit Committee. Such amounts will be prorated based on his expected service during the fiscal year. In addition, in connection with his appointment to the Board, Mr. Gupta was awarded 3,517 restricted stock units (“RSUs”) under the Company’s Omnibus Incentive Compensation Plan (the “2017 Plan”) and evidenced on the Company’s standard RSU agreement for non-employee directors, a form of which has been previously filed with the SEC. The RSUs are subject to a service-based vesting requirement, vesting in full on July 14, 2024. In addition, the RSUs will vest in full upon a Change of Control (as defined in the 2017 Plan), provided that Mr. Gupta continues to provide services to the Company until the effective date of such Change of Control.

Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction in which Mr. Gupta had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). In addition, Mr. Gupta and the Company will enter into the Company’s standard indemnification agreement, a form of which has been previously filed with the SEC. No arrangement or understanding exists between Mr. Gupta and any other person pursuant to which Mr. Gupta was selected as a director of the Company.

Item 7.01	Regulation FD Disclosure.

A copy of the Company’s press release announcing Mr. Gupta’s appointment to the Board is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information in this Item 7.01 and in Exhibit 99.1 hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit 99.1 is furnished pursuant to Item 9.01(d).

Exhibit No.	Description
99.1	Press Release of CarGurus, Inc. dated July 17, 2023.

104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CARGURUS, INC.

Date: July 17, 2023	By:	/s/ Javier Zamora
	Name:	Javier Zamora
	Title:	General Counsel & Corporate Secretary